             As filed with the Securities and Exchange Commission on May 5, 1999
                                                        Registration No. 533-


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.c. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                              HELLO DIRECT, INC.
            (Exact name of Registrant as specified in its charter)

          DELAWARE                            5961                       94-3043208
          --------                                                       ----------
(State or other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification Number)

                               5893 RUE FERRARI
                              SAN JOSE, CA 94138
                                (408) 972-1990
   (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)

                                DEAN WITTER III
                            CHIEF FINANCIAL OFFICER
                              HELLO DIRECT, INC.
                               5893 RUE FERRARI
                          SAN JOSE, CALIFORNIA 95138
                                (408) 972-1990
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                             BARRY E. TAYLOR, ESQ.
                             CRAIG D. NORRIS, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
       TITLE OF EACH CLASS                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
         OF SECURITIES TO                AMOUNT TO BE           OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
          BE REGISTERED                   REGISTERED             PER SHARE (1)            PRICE (1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value........      50,000              $   9.25             $    462,500.00        $     129.00
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the closing price of the Common Stock as reported on the Nasdaq National Market on May 3, 1999 in accordance with Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Subject to Completion May 5, 1999

PROSPECTUS


                                 50,000 SHARES

                              HELLO DIRECT, INC.
                                _______________

                                 COMMON STOCK
                              ($0.001 PAR VALUE)
                            ______________________

     This prospectus relates to the public offering, which is not being underwritten, of up to 50,000 shares of our common stock which is held by some of our current stockholders.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is listed on the Nasdaq National Market under the symbol "HELO." On May 3, 1999, the closing price of our common stock was $9.25.

     SEE "RISK FACTORS" BEGINNING AT PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            ______________________

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ______________________

                 The date of this Prospectus is May __, 1999.

The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
     Where You Can Find More Information........................................................    2
     Forward-Looking Statements.................................................................    3
     Hello Direct...............................................................................    4
     Risk Factors...............................................................................    4
     Selling Stockholders.......................................................................   10
     Plan of Distribution.......................................................................   11
     Legal Matters..............................................................................   12
     Experts....................................................................................   12

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Hello Direct," "we," "us," and "our" refer to Hello Direct, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (1)  Our Annual Report on Form 10-K for the year ended December 31, 1998;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

     (3) The description of our common stock contained in its registration statement on Form 8-A filed with the SEC on February 7, 1995, including any amendments or reports filed for the purpose of updating such description.

     We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                        Attn:  Chief Financial Officer
                        Hello Direct, Inc.
                        5893 Rue Ferrari
                        San Jose, CA  95138
                        (408) 972-1990

     You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

     No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                                 HELLO DIRECT

     Founded in 1987, we are a Delaware corporation with principal executive offices located at 5893 Rue Ferrari, San Jose, California 95138. Our main telephone number is (408) 972-1990.

     Hello Direct is a leading developer and direct marketer of desktop telephony products and equipment interface solutions to business end users. We design and sell our own products and also offer a wide variety of products and accessories from other manufacturers. Our primary channel to our business end users is direct mail solicitation through catalogs. During 1998, we distributed
28.0 million catalogs and processed 315,000 orders from customers.

                                 RISK FACTORS

     In addition to reviewing other information in this prospectus and the Company's Annual Report on Form 10-K and the other documents incorporated herein by reference, you should consider carefully the following factors in evaluating us and our business before purchasing shares of our common stock..

OUR FUTURE OPERATING RESULTS ARE UNCERTAIN.

     We have grown rapidly and achieved profitability as a result of the growth in net sales generated by our outbound telemarketing efforts and our Internet site, and the success of our product offering, particularly of our proprietary headset products. We may not be able to maintain profitability on a quarterly or annual basis or continue to increase our net sales. Our net sales will continue to grow only if we are able to, among other things, increase sales to existing customers, grow our customer base and expand our product offering. Our operating results could be harmed if we were to experience lower than anticipated sales from our outbound telemarketing efforts and our Internet site or higher than anticipated product return rates. We may not be able to continue to achieve growth in net sales, and any such growth may not offset increases in operating expenses. Our operating results could also be harmed by delays in new product introductions, poor product selection and market acceptance of new products or increased competition.

OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO FLUCTUATE.

     We have experienced and will experience quarterly variations in net sales and net income as a result of many factors, including the following:

     .    the number and timing of catalog mailings;
     .    catalog response rates;
     .    product mix;
     .    the level of selling, general and administrative expenses;
     .    the timing and level of product development expenses; and
     . the timing and success of our and our competitors' new product introductions.

     We plan our operating expenditures based on sales forecasts. If our net sales are below our expectations in any given quarter, our operating results will suffer. Due to the foregoing factors, in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely suffer.

WE NEED TO SUCCESSFULLY DEVELOP NEW PRODUCTS.

     The market for telecommunications products is generally characterized by rapidly changing technology that can render existing products obsolete and unmarketable. We believe our current and future success will depend on our ability to identify, develop or source and successfully introduce and market, in a timely manner, enhancements to our existing products and new products that respond effectively to technological change. To accomplish this, we intend to consult with our direct customer contacts and use our product development capabilities. We have experienced delays in the past in introducing certain of our products and could encounter similar technical difficulties in the future that could result in delayed product introductions or expensive recalls. We may not successfully anticipate technological changes or select and develop new and enhanced products on a timely basis. In addition, if we are able to develop or source any products, these products may not gain market acceptance.

WE DEPEND ON HEADSET PRODUCTS.

     We derived more than 50% of our net sales in the first quarter of 1999 from our proprietary telephone headset products. These products have higher gross margins than our other products. We anticipate that these headset products will continue to account for a significant portion of our net sales and profits in the foreseeable future.* If sales of our telephone headset products were to decline significantly, or the gross margins on such products were to decrease significantly, as a result of competitive pressures or technological obsolescence, our operating results would be harmed.

WE RELY ON SOLE OR LIMITED SOURCE SUPPLIERS AND FOREIGN MANUFACTURING.

     A relatively small number of manufacturers produce a substantial portion of our proprietary products. Only three sources manufacture most of these products, including all of our headset products. To date, we have been able to obtain adequate supplies of these products, although on occasion we have incurred additional delivery costs to air ship products to obtain inventory in a timely manner. If we are unable in the future to obtain sufficient quantities of sole or limited source products, or to develop alternative sources, shortages of such products would occur. This would harm our net sales and operating results.

     Seo Won K-Tec, Inc., with operations in South Korea and the Philippines; Sinoca Enterprises Co. Ltd., located in Taiwan; and Tru-Tech Electronics, located in Malaysia, manufacture a substantial portion of our proprietary products to our specifications. Each of these manufacturers is also one of our substantial suppliers. Products manufactured by these manufacturers represented more than 50% of our net sales in the first quarter of 1999. We have contracts of varying terms with these manufacturing sources, and we compete with other companies for production facilities. Although we believe that we have established close relationships with these foreign manufacturing sources, our future success will depend in large measure upon our ability to maintain such relationships.

     In addition, we face a number of risks inherent in doing business in international markets, including, among others:


______________________

     * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that our actual future performance will meet our current expectations.

     .    unexpected changes in regulatory requirements,
     .    potentially adverse tax consequences,
     .    tariffs and other trade barriers,
     .    fluctuations in currency exchange rates,
     .    political unrest,
     .    disruptions or delays in shipments, and
     . changes in economic conditions in countries in which our manufacturing sources are located.

     We cannot predict the effect that such factors will have on our business arrangements with foreign manufacturing sources. If any of these factors were to render the conduct of business in a particular country undesirable or impractical, or if our current foreign manufacturing sources were to cease doing business with us for any reason, our business and operating results could suffer.

OUR BUSINESS IS HIGHLY COMPETITIVE.

     The market for customer premise telecommunications products is highly competitive. We compete with a variety of traditional dealers and retailers, including catalog companies, electronics specialty stores and office products and computer superstores. A variety of external and internal factors could harm our ability to compete, including:

     . the functions, performance, price and reliability of the products offered by us and our competitors;
     . the timing and success of our and our competitors' new product development efforts; and
     .    the effectiveness of our and our competitors' marketing efforts.

     Certain of our competitors have greater financial, technical, sales and marketing and other resources than we have. We may not be able to compete effectively against existing competitors or against new competitors that may enter the market. In addition, while we currently do not know of any competitor specializing in distributing a broad line of telecommunications products directly to business end-users via catalog, we may not be able to compete successfully in the future in either the direct marketing catalog channel, which may attract new market entrants, or in other channels that we may enter or that may be developed for the sale of telecommunications products.

POTENTIAL ACQUISITIONS INVOLVE RISKS.

     We have acquired complementary technologies or businesses in the past, and may or may not do so in the future. Future acquisitions may involve potentially dilutive issuances of stock, the incurrence of additional debt and contingent liabilities or large one-time write-offs and amortization expenses related to goodwill and other intangible assets. Any of these factors could harm our results of operations or stock price. Acquisitions involve numerous risks, including:

     . difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;
     .    diverting management's attention from other business concerns;
     .    impairing relationships with our customers;
     . being unable to maintain uniform standards, controls, procedures and policies;
     .    entering markets in which we have no direct prior experience; and
     .    losing key employees of the acquired company.

     In January 1999, we acquired PhoneZone.com, Inc., an Internet publisher of a buyers guide covering telecommunications and networking products and services. As a result of this acquisition, we hired three employees. We may not be able to successfully integrate the business and personnel we acquired from PhoneZone.com or any other businesses, technologies or personnel that we acquire in the future.

OUR INTERNET SALES RELY ON THE CONTINUED GROWTH IN ELECTRONIC COMMERCE AND INTERNET INFRASTRUCTURE DEVELOPMENT.

     Sales of telecommunications products using the Internet do not currently represent a significant portion of overall telecommunications products sales. However, our future growth may depend on the growing use and acceptance of the Internet as an effective medium of commerce by end users. Rapid growth in the use of and interest in the Internet and other online services is a recent development. No one can be certain that acceptance and use of the Internet and other online services will continue to develop or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet and other online services as a medium of commerce. We will be able to achieve increased sales over the Internet only if purchasers of telecommunications products who have historically used traditional means of commerce to purchase these products view the Internet as a preferred alternative. If our Internet efforts are to be successful, these purchasers must accept and use the Internet as a means of purchasing telecommunications products, and we cannot predict the rate at which purchasers will do so.

     The Internet may fail as a commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the number of Internet users or their use of Internet resources continues to grow, it may overwhelm the existing Internet infrastructure. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased governmental regulation could also have a similar effect. In addition, growth in Internet usage that is not matched by comparable growth in the infrastructure supporting Internet usage could result in slower response times or adversely affect usage of the Internet.

COSTS OF CATALOG MAILING, PAPER AND PRINTING MAY INCREASE.

     Increases in postal rates and paper and printing costs increase the cost of our catalog mailings. An increase in postal rates or higher than anticipated paper and printing costs could harm our financial position and results of operations to the extent that we are unable to pass such increase directly on to customers by raising prices or to offset such increase by implementing more efficient printing, mailing and delivery systems.

WE FACE RISKS ASSOCIATED WITH MANAGING A GROWING BUSINESS.

     We have experienced significant growth in our operations that has placed significant demands on our administrative, operational and financial resources. The growth in our customer base and changes in our product offering have placed, and we expect will continue to place, a significant strain on our management and operations, including on our product development, customer service and finance and administration staffs. Our future performance will depend in part on our ability to successfully implement enhancements to our management information systems and to adapt those systems, as necessary, to respond to changes in our business. If we are unable to successfully integrate and train new hires, or if we are unable to respond to and manage changing business conditions, our business could suffer.

WE RELY ON A SINGLE FACILITY.

     We house our telemarketing, customer service and distribution functions in a single facility in San Jose, California. We have taken precautions to protect ourselves from events that could interrupt order fulfillment and customer service, such as storing computer backup data offsite and implementing backup power sources. Notwithstanding these precautions, a fire, flood, earthquake or other disaster affecting our facility may disable these functions. Any significant damage to this facility would harm our business.

WE RELY ON KEY PERSONNEL.

     Our future success depends to a significant extent on the efforts of our key management personnel. The loss of the services of any of these individuals could harm our business. Competition for employees with technical, management, customer service and other skills is intense. Our failure to retain and attract additional qualified employees could harm our business.

WE FACE RISKS RELATING TO STATE SALES TAX COLLECTION.

     We presently collect retail occupation tax, commonly referred to as sales tax, or other similar tax, only on sales of products to residents of the State of California. Several states have sought to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to those states' residents. The United States Supreme Court has held that it is unconstitutional for a state to impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and whose subsequent delivery of purchased goods is by United States mail or interstate common carriers. In the event of a change in present law, which we have no reason to expect, the imposition of a tax collection obligation on us by states into which we ship products may result in additional administrative expenses to us and price increases to the customer, which could harm our business.

WE FACE GOVERNMENT REGULATIONS RELATING TO MAILING LISTS.

     We are seeking to expand our in-house list of customers and potential customers by continually renting appropriate mailing lists and sending our catalogs to prospects obtained from these lists. In the event that the federal or state governments enact privacy legislation resulting in the increased regulation of mailing lists, we may be unable to enhance and expand our customer list. In such event, we could also experience increased costs in complying with potentially burdensome regulations concerning the solicitation of consents to keep or add customer names to our mailing lists.

WE FACE RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY RIGHTS.

     We rely on a combination of patent, copyright, trademark and trade secret laws and contractual provisions to protect our proprietary rights in our products. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners, and limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, a third party may possibly copy or otherwise obtain and use our products or technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries.

         No material claims are currently pending regarding the infringement by our products, trademarks or other proprietary rights of the proprietary rights of third parties. However, we may receive, in the future, communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. In the event of an adverse ruling in such litigation, we might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. We may not be able to obtain a license for the disputed third-party technology on reasonable commercial terms or at all. If someone asserts a successful claim against us and we are unable to develop or license a substitute technology, our business would suffer.

WE MAY FACE PRODUCT LIABILITY CLAIMS.

         Our sale of proprietary and other products through our catalog and alternate channels entails the risk of product liability claims, although we have not experienced any material claims to date. While we believe that our product liability insurance coverage is currently adequate, this coverage is limited. We may be unable to maintain this insurance in the future at a reasonable cost or in amounts sufficient to protect us against losses due to liability. A successful product liability claim brought against us in excess of relevant insurance coverage could harm our business.

OUR STOCK PRICE COULD BE AFFECTED AS A RESULT OF ACQUISITIONS.

         We have agreed to register shares as a result of our acquisition of PhoneZone and expect to make similar agreements in connection with future acquisitions. As a result of issuances in connection with the PhoneZone and potential future acquisitions, the trading price of our shares could be materially adversely affected. We expect that the recipients of our Common Stock in the completed acquisition or future acquisitions will sell all or a portion of their shares of our Common Stock upon receipt or soon thereafter.

OUR STOCK PRICE IS VOLATILE.

         The market price of our common stock has been volatile and may be significantly affected by a number of factors, including:

         .   actual or anticipated fluctuations in our operating results;
         .   announcements of technological innovations or new products by us or our competitors;
         .   developments with respect to intellectual property and proprietary rights;
         .   conditions and trends in the telecommunications and telephone headset industries;
         .   changes in earnings estimates or recommendations by securities analysts; and
         .   general market conditions.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of emerging growth companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also harm the market price of our common stock.

                             SELLING STOCKHOLDERS

         The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisition of PhoneZone.com. The following table sets forth the aggregate number of shares of common stock held by each selling stockholder and the aggregate number of shares of common stock offered by each selling stockholder. No selling stockholder holds more than 1% of our outstanding common stock.

                                                              NUMBER OF SHARES         NUMBER OF        NUMBER OF SHARES
                                                             BENEFICIALLY OWNED      SHARES BEING      BENEFICIALLY OWNED
                NAME OF SELLING STOCKHOLDER                   PRIOR TO OFFERING        OFFERED           AFTER OFFERING
----------------------------------------------------------   ------------------      ------------      ------------------
Michael Downey............................................            234                  234                  0
Brian Fraser..............................................            436                  436                  0
H. Boden Gregory..........................................          2,161                2,161                  0
Patrick Howard............................................          2,507                2,507                  0
Sheree Hu.................................................          1,450                1,450                  0
David Krupinski...........................................          4,847                4,847                  0
Brian McConnell...........................................         36,279               36,279                  0
Timothy Miller............................................          1,359                1,359                  0
Michael Santullo..........................................            727                  727                  0
                                                             ------------------      ------------      ------------------
     TOTAL................................................         50,000               50,000

                             PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

         . Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         . Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         . Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

         . Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         .   Privately negotiated transactions.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

         In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholder and any person controlling the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for at least ninety (90) days.

                                 LEGAL MATTERS

         Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

         The financial statements of Hello Direct, Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              HELLO DIRECT, INC.

                      REGISTRATION STATEMENT ON FORM S-3

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS
 ITEM
NUMBER
------

Item 14   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC fees are estimates.

               Registration Statement--SEC.......................   $     129
               Accounting fees...................................   $   2,000
               Legal fees........................................   $   2,000
               Miscellaneous.....................................   $   1,871
                                                                    ---------
               Total.............................................   $   6,000

Item 15   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Hello Direct's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Hello Direct's Bylaws provide that Hello Direct shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. Hello Direct has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require Hello Direct, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (subject to certain exceptions) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16   EXHIBITS.

            Exhibit
            Number
            -------

              5.1   Opinion of Wilson Sonsini Goodrich & Rosati
             23.1   Consent of KPMG LLP, independent auditors
             23.2   Consent of Wilson Sonsini Goodrich & Rosati (Included in
                    Exhibit 5.1)
             24.1   Power of Attorney (Included on signature page)

Item 17   UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 4th day of May, 1999.

                                               HELLO DIRECT, INC.


                                               By: /s/ E. ALEXANDER GLOVER
                                                   ----------------------------
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints E. Alexander Glover and Dean Witter III, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on May 4, 1999 in the capacities indicated.

         SIGNATURE                                   TITLE
-------------------------------         ----------------------------------
/s/ E. ALEXANDER GLOVER                 Chief Executive Officer (Principal
-------------------------------
(E. Alexander Glover)                   Executive Officer)

/s/ DEAN WITTER III                     Chief Financial Officer (Principal
-------------------------------
(Dean Witter III)                       Financial and Accounting Officer)

/s/ JOHN B. MUMFORD                     Chairman of the Board, Director
-------------------------------
(John B. Mumford)

/s/ GERALD L. BECKWITH                  Director
-------------------------------
(Gerald L. Beckwith)

/s/ JOHN W. COMBS                       Director
-------------------------------
(John W. Combs)

_______________________________         Director
(Steven Gomo)

/s/ WILLIAM P. SOUSA                    Director
-------------------------------
(William P. Sousa)

/s/ CHARLES E. VOLWILER                 Director
-------------------------------
(Charles E. Volwiler)

                               INDEX TO EXHIBITS

Exhibit
Number
------

  5.1     Opinion of Wilson Sonsini Goodrich & Rosati
 23.1     Consent of KPMG LLP, independent auditors
 23.2     Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1)
 24.1     Power of Attorney (Included on signature page)